Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-185110) and related Prospectus of BGC Partners, Inc. for the registration of 20,000,000 shares of its Class A Common Stock and to the incorporation by reference therein of our report, dated May 23, 2012, with respect to the consolidated financial statements of Grubb & Ellis Company as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, included in BGC Partners, Inc.’s Current Report (Form 8-K/A) filed on May 24, 2012 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

December 3, 2012